Exhibit 10.3

SUPPORT SERVICES AGREEMENT

by and between

SUMMA SERVICIOS CORPORATIVOS INTEGRALES S.A.S.

and

SUMMIT MATERIALS, INC.

Dated as of January 12, 2024

-i-

Schedule A Services

-ii-

SUPPORT SERVICES AGREEMENT

SUPPORT SERVICES AGREEMENT, dated as of January 12, 2024 (this “Agreement”), between SUMMA SERVICIOS CORPORATIVOS INTEGRALES S.A.S., a sociedad por acciones simplificada incorporated in the Republic of Colombia (“Summa”), and SUMMIT MATERIALS, INC., a Delaware corporation (“Summit”). Each of Summa and Summit is referred to herein as a “Party” and, collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, on September 7, 2023, Argos North America, Corp. (“ANAC”), Cementos Argos S.A. (“Cementos”), Argos SEM LLC, Valle Cement Investments, Inc., and Summit entered into a Transaction Agreement (the “Transaction Agreement”), pursuant to which Argos SEM LLC and Valle Cement Investments, Inc. agreed to sell and Summit Materials, Inc. agreed to purchase all of the issued and outstanding equity securities of ANAC. (the “Transaction”); and

WHEREAS, in connection with the transactions contemplated by the Transaction Agreement, for a specified period of time following the Closing, Summa will provide certain services to the ANAC Group on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1. General. (a) Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Transaction Agreement.

(b)  As used in this Agreement, the following terms have the respective meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 2.3.

“Agreement” shall have the meaning set forth in the preamble.

“Agreement Disputes” shall have the meaning set forth in Section 9.1.

“ANAC” shall have the meaning set forth in the recitals.

“ANAC Group” means ANAC and each Person that is a direct or indirect Subsidiary of ANAC at the Closing.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order (including any extension order), injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties, as amended unless expressly specified otherwise.

“Applicable Privacy Laws” shall have the meaning set forth in Section 8.4.

“Applicable Rate” shall mean the Prime Rate plus one and one half percent (1.5%) per annum or if such rate is higher than the maximum rate that can be charged in commercial transactions as determined by the Superintendencia Financiera de Colombia, such maximum rate.

“Bankruptcy Event” with respect to a Party shall mean the filing of an involuntary petition in bankruptcy or similar proceeding against such Party seeking its reorganization, liquidation or the appointment of a receiver, trustee or liquidator for it or for all or substantially all of its assets, whereupon such petition shall not be dismissed within sixty (60) calendar days after the filing thereof, or if such Party shall (i) apply for or consent in writing to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, (ii) file a voluntary petition or admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or an answer seeking reorganization or an arrangement with its creditors or take advantage of any insolvency law with respect to itself as debtor, or (v) file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency proceedings or any similar proceedings.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York or Bogota, Colombia, are authorized or obligated by Applicable Law or executive order to close.

“Cementos” shall have the meaning set forth in the recitals.

“Commencement Date” shall have the meaning ascribed to that term in Section 7.1(a).

“Confidential Information” means, with respect to a Party (the “Disclosing Party”), any information that such Party furnishes or otherwise provides, directly or indirectly, to the other Party (the “Receiving Party”), in connection with or as a result of this Agreement or performance or receipt of Services hereunder that is confidential, non-public or proprietary, or that constitutes Personal Information, and relates to the Disclosing Party, its Affiliates or any of their respective businesses, operations, clients, customers, prospects, personnel, properties, processes or products, financial, technical, commercial or other information (regardless of the form or format of the information (written, verbal, electronic or otherwise)), including all materials derived from, reflecting or incorporating, in whole or in part, any such information. “Confidential Information” shall not include information that (i) is or becomes generally available to the public through no direct or indirect act or omission by the Receiving Party or by any of its Affiliates or Representatives or (ii) becomes available on a non-confidential basis to the Receiving Party or its Affiliates or Representatives from a source, other than the Disclosing Party or its Affiliates or Representatives, who is not, to the knowledge of the Receiving Party, prohibited from disclosing such information by any contractual, legal or fiduciary obligation.

“Delaware Courts” shall have the meaning set forth in Section 11.17.

“Disclosing Party” shall have the meaning set forth in the definition of “Confidential Information.”

“Dispute Notice” shall have the meaning set forth in Section 9.1.

“Force Majeure Event” shall have the meaning set forth in Section 7.4.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, or local governmental, regulatory or administrative authority (including self-regulatory, self-policing, or self-reporting industry groups or authorities), mediator, arbitrator, arbitral body, department, commission, court, tribunal, agency or official, including any political subdivision thereof.

“Indemnifying Party” shall have the meaning set forth in Section 5.3.

“Indemnitee” shall have the meaning set forth in Section 5.3.

“Information Security Incident” shall have the meaning set forth in Section 8.4.

“Intellectual Property License Agreement” means that certain Intellectual Property License Agreement, dated concurrently herewith, by and between Cementos and ANAC.

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, whether or not registered, including any and all of the following: (i) statutory invention registrations, patents and patent applications (including all reissuances, renewals, provisionals, non-provisionals, divisionals, revisions, continuations, continuations-in-part, extensions and reexaminations thereof) and all inventions (whether or not patentable) and improvements to inventions disclosed in each such registration, and all documentation relating to any of the foregoing, (ii) trademarks, service marks, certification marks, trade names, service names, trade dress, logos, brand names, domain names, social media identifiers or accounts, corporate names and all other indications of origin (in each case, whether or not registered), and all translations, adaptations, variations, derivations, combinations, renewals, registrations and applications for registration of any of the foregoing, and all goodwill associated with any of the foregoing (“Trademarks”), (iii) works of authorship, mask works, industrial designs, copyrights (whether or not registered) and registrations and applications for registration thereof, and all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression, (iv) Software and all forms of technology, (v) trade secrets, know-how and other confidential or business or technical information, including any and all ideas, discoveries, formulas, compositions, plans, designs, methodologies, processes and/or procedures, specifications, financial, pricing and cost information, business and marketing data and plans, techniques, algorithms, and customer and supplier lists and all other information and data similar to any of the foregoing, (vi) databases and data collections, (vii) rights in copies or embodiments of any of the foregoing (whether electronic or tangible), (viii) rights to obtain, apply for, prosecute (including all rights to claim priority to), register, maintain and defend any of the foregoing, (ix) rights in all of the foregoing provided by treaties, conventions and common law and (x) rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Licensable” shall mean, with respect to any Intellectual Property Right, that Summa or any of its Affiliates has the power and authority to grant a non-exclusive license to such Intellectual Property Right without any of the following: (i) the consent of any Third Party (unless such consent can be obtained by providing consideration to such Third Party then Summa shall give reasonable notice of the same to Summit and Summit shall, in its sole discretion, have the option to pay any such consideration to such Third Party in accordance with Section 4.2), or (ii) the payment of royalties or other consideration on or after the Commencement Date by Summa or any of its Affiliates to any Third Party under any pre-existing agreement (including any renewal of any pre-existing agreement) relating to such Intellectual Property Right (unless Summit, in its sole discretion, assumes responsibility for such payment or consideration to such Third Party in accordance with Section 4.2).

“Look-Back Period” shall have the meaning set forth in Section 2.2.

“Loss” shall mean any and all damages, losses, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, costs and expenses (including the reasonable costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding consequential, indirect and/or punitive damages.

“Order” means any judgment, decree, writ, injunction, stipulation, ruling, award, decision, subpoena, determination, verdict or order entered, issued, made or rendered by any Governmental Authority or legally binding arbitrator of competent jurisdiction.

“Party” shall have the meaning set forth in the preamble.

“Person” means an individual, sole proprietorship, corporation, partnership, limited liability company, joint venture, association, trust, union or other entity or organization, including a Governmental Authority.

“Personal Information” shall mean any information that identifies, or could reasonably be used to identify, an individual, household, browser or device, or any other similar information that is subject to any Applicable Privacy Law or regulation regarding privacy or cybersecurity.

“Prime Rate” shall mean the rate per annum publicly announced by J.P. Morgan Chase Bank, N.A. (or successor thereto) from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

“Program Manager” shall have the meaning set forth in Section 2.4.

“Receiving Party” shall have the meaning set forth in the definition of “Confidential Information.”

“Summit Data” shall have the meaning set forth in Section 8.3.

“Scheduled Termination Date” shall have the meaning set forth in Section 7.1(a).

“Service Charges” shall have the meaning set forth in Section 4.1.

“Services” shall mean those services, including any Additional Services, to be provided by Summa to Summit and its Affiliates set forth on Schedule A hereto.

“Summa” shall have the meaning set forth in the preamble.

“Third Party” shall mean any Person who is not a Party or an Affiliate of a Party.

“Third Party Claim” shall have the meaning set forth in Section 5.1.

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property Rights.”

“Transaction Agreement” shall have the meaning set forth in the recitals.

“Transaction Documents” shall mean this Agreement, the Transaction Agreement, the Stockholders Agreement, the Cement Supply Agreement, the Logistics Agreement (Cartagena), the Master Purchase Agreement, the Logistics Agreement (International), the Intellectual Property and Technology License Agreement, the Restrictive Covenants Agreement, the Transition Services Agreement, Registration Rights Agreement and the Certificate of Designation.

Section 1.2. Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

Article II
SERVICES

Section 2.1. Services. Summa shall provide to the ANAC Group the Services set forth in Schedule A. Subject to Section 7.1(a), upon conclusion of the term set forth opposite the description of such Service, this Agreement shall be deemed terminated with respect to such Service. Additional Services shall be provided to the ANAC Group by Summa as provided in Section 2.3. Summa may cause any Service it is required to provide hereunder to be provided by a Third Party; provided that (a) Summa has received the prior written consent of Summit (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) use of such Third Party (i) is reasonably necessary to provide such Services and (ii) does not narrow or impair the scope of the Services, the standard for Services as set forth in Section 2.2 or the content of the Services provided to the ANAC Group, provided, further that Summa shall in all cases remain responsible for all of its obligations hereunder with respect to the scope of the Services, the standard for Services as set forth in Section 2.2 and the content of the Services provided to the ANAC Group. Summa acknowledges and agrees that all contracts for Services with a Third Party have been and will be negotiated on arms-length basis.

Section 2.2. Standard of Service. Summa shall maintain sufficient resources to perform its obligations hereunder. In performing the Services, Summa shall provide no less than the same level of service (including with respect to timeliness) and shall use at least the same degree of care as its personnel provided and used in providing such Services during the twelve (12) months immediately prior to the Commencement Date (the “Look-Back Period”), subject in each case to any provisions set forth on Schedule A with respect to each such Service.

Section 2.3. Additional Services. If, after the date hereof, Summit identifies to Summa in writing a service with respect to business processing outsourcing services that (a) Summa provided, directly or indirectly, to the ANAC Group at any time during the Look-Back Period and such service was not included in Schedule A, Summa shall provide such requested service (each such additional service to be provided, an “Additional Service”). In the event that an Additional Service is identified, the Parties shall amend Schedule A in writing to include such Additional Service (including the Service Charge and the period of duration with respect to such Additional Service) and such Additional Service shall be deemed a Service hereunder, and accordingly, Summa will provide such Additional Service, or cause such Additional Service to be provided, in accordance with the terms and conditions of this Agreement. The applicable Service Charge for such Additional Service shall be negotiated in good faith and mutually agreed in writing by the Parties.

Section 2.4. Program Managers. On the date of this Agreement, each Party shall appoint a services program manager (each, a “Program Manager”) to perform the functions set forth herein. Each Program Manager will be responsible for identifying, developing, supervising, and adjusting such processes, guidelines, specifications, standards and additional terms and conditions as the Parties agree are necessary to support and satisfy the day-to-day requirements set forth in this Agreement and to implement each Party’s obligations and for overseeing and facilitating the orderly provision and receipt of Services and Additional Services, if any, provided that any agreement, understanding or arrangement that operates or could be deemed to operate to terminate, limit, amend, waive or otherwise modify any of the Parties’ rights or obligations under this Agreement shall have no force or effect unless memorialized in writing and signed by each Party. Each Party may change a Program Manager from time to time upon written notice to the other Party. As of the date of this Agreement, (a) Summa’s Program Manager will be designated in writing prior to Closing and (b) Summit’s Program Manager will be designated in writing prior to Closing.

Section 2.5. Intellectual Property.

(a)  Subject to the terms and conditions of this Agreement, with respect to the Services, (i) Summa (on behalf of itself and its Affiliates) hereby grants the ANAC Group an irrevocable, royalty-free, non-exclusive, non-assignable (except as expressly provided for in Section 11.8) license in, to and under any and all Intellectual Property Rights (other than Trademarks) owned or otherwise Licensable by Summa or any of its Affiliates that are necessary to receive and use the Services, in order to receive and use the Services as provided in and for the term of this Agreement, and (ii) the ANAC Group hereby grants Summa and its Subsidiaries a royalty-free, non-exclusive, non-assignable (except as expressly provided for in Section 11.8) license in, to and under all Intellectual Property Rights (other than Trademarks) owned by Summit or any of its Affiliates that are necessary to provide the Services, in order to provide the Services, as provided in and for the term of this Agreement. The foregoing licenses shall not in any way limit the licenses granted under the Intellectual Property License Agreement, including with respect to exclusivity, subject to the terms thereof.

(b)  Nothing in this Agreement or in the performance, provision or receipt of the Services under this Agreement shall be deemed to transfer, assign or otherwise convey any rights, title or interests in, to or under any Intellectual Property Rights of either Party or its Affiliates to the other Party or its Affiliates, subject to Section 8.3. All rights not expressly granted by a Party hereunder are reserved by such Party. Without limiting the generality of the foregoing, the Parties hereby expressly agree and acknowledge that nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any licenses other than the licenses expressly set forth herein. No Party shall, except as specifically permitted in this Agreement or approved in advance in writing by the other Party, give consent to the use of any Intellectual Property Rights licensed to such Party hereunder to any other Person in any manner.

Article III
LICENSES AND PERMITS

Each Party warrants and covenants that all duties and obligations (including with respect to Summa, all Services) to be performed hereunder shall be performed in compliance with all material Applicable Laws. Each Party shall obtain and maintain all material permits, approvals and licenses necessary or appropriate to perform its duties and obligations (including with respect to Summa, the Services) hereunder and shall at all times comply with the terms and conditions of such permits, approvals and licenses. For the avoidance of doubt, Summa shall use commercially reasonable efforts to obtain, and to keep and maintain in effect, all Third Party licenses and consents required for the provision of any Service in accordance with the terms of this Agreement. In the event that any such licenses and consents from any such Third Party cannot be obtained by Summa after the exercise of such commercially reasonable efforts, (a) Summa shall promptly notify Summit in writing and shall use commercially reasonable efforts to implement an appropriate alternative arrangement and (b) the costs related to obtaining any such licenses or consents shall be borne solely by Summit; provided that Summa shall not incur any such costs without the prior written consent of Summit.

Article IV
PAYMENT

Section 4.1. General. In consideration for the provision of each of the Services, Summit shall pay to Summa the fees set forth for such Service on Schedule A (each fee constituting a “Service Charge” and, collectively, the “Service Charges”).

Section 4.2. Additional Expenses. In addition to the fees payable in accordance with Section 4.1, Summit shall reimburse Summa for all reasonable and necessary documented out-of-pocket costs and expenses incurred by Summa with respect to Third Parties in connection with the provision of Services to the ANAC Group. To the extent that Summa incurs any excess cost and/or expense in connection with the provision of a Service provided by a Third Party due to an increase in the rates of such Third Party, Summit shall reimburse Summa for such excess cost and/or expense as long as the incremental cost is less than 10% of the original cost of such Service. If the incremental costs is greater than 10%, then the parties will negotiate in good faith any additional increases (and if unable to negotiate the relevant Service will be terminated).

Section 4.3. Invoices. (a) Summa will invoice Summit in U.S. dollars: (i) as of the last day of each calendar month for any Service Charges payable by Summit in accordance with Section 4.1 during such month (which shall be inclusive of any taxes); and (ii) as of the last day of each calendar month for any amounts payable by Summit in accordance with Section 4.2 (and enclosing invoices from such Third Parties). Summa shall deliver or cause to be delivered to Summit each such invoice within five (5) calendar days following the last day of the calendar month to which such invoice relates. Unless otherwise specified in Schedule A, Summit shall pay each such invoice received by electronic funds transfer within thirty (30) calendar days of the date on which such invoice was received.

(b)  Summit shall not be required to pay any invoiced amounts that Summit is disputing in good faith in accordance with this Section 4.3(b). If Summit disputes any invoiced amount, Summit shall be required to pay the undisputed portion of such invoice and may withhold the disputed portion pending resolution of the matter; provided that Summit shall provide written notice to Summa, detailing the specific nature of the dispute, within thirty (30) business days of receipt of the relevant invoice, after which time Summit and Summa shall resolve the dispute in accordance with Section 9.1 of this Agreement. The withholding of any amount in accordance with this Section 4.3(b) shall not be considered a basis for monetary or other default or grounds for termination under this Agreement.

Section 4.4. Failure to Pay. Any undisputed amount not paid within thirty (30) calendar days after receipt of an invoice therefor shall be subject to a late payment fee computed daily at a rate equal to the Applicable Rate from the due date of such amount to the date such amount is paid.

Section 4.5. Termination of Services. In the event of a termination of Services pursuant to Article VII, with respect to the calendar month in which such Services cease to be provided, the recipient of such Services shall be obligated to pay a fee for such Services calculated as set forth on Schedule A for the portion of the month prior to the termination. Where possible, the Parties agree to work together cooperatively to seek to have terminations occur as of month ends, but this Agreement shall not limit a Party’s right to effect a termination in accordance with this Agreement other than as of a month end.

Article V
INDEMNIFICATION

Section 5.1. Indemnification of Party Receiving Services. (a) Summa hereby agrees to indemnify, defend and hold Summit and its Affiliates and Representatives (each a “Summit Indemnified Party”) harmless from and against any Loss to which such Summit Indemnified Party may become subject arising out of, by reason of or otherwise in connection with the provision of Services hereunder by or on behalf of Summa other than Losses resulting from Summit’s gross negligence, fraud or willful misconduct. (a “Third Party Claim”). Notwithstanding any provision in this Agreement to the contrary, Summa shall not be liable under this Section 5.1 for any consequential or punitive damages. The aggregate liability and indemnification obligations of Summa (in connection with the provision of Services by or on behalf of Summa and that result from claims that the receipt or use of any Service infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person) with respect to this Agreement shall not exceed the aggregate amount of Service Charges paid or payable hereunder to Summa in the twelve (12) months prior to such claim (including, for the avoidance of doubt, during any extension period) or such shorter period prior to the claim in the event that the Agreement has not been in force for a period of twelve (12) months), provided, however, that such cap shall not apply to liability or indemnification obligations that result from Summa or its Affiliates or Representatives’ fraud or willful misconduct.

Section 5.2. Indemnification of Party Providing Services. Summit hereby agrees to indemnify, defend and hold Summa and its Affiliates and Representatives (each a “Summa Indemnified Party”) harmless from and against any Loss to which such Summa Indemnified Party may become subject arising out of, by reason of or otherwise in connection with the provision of Services hereunder by or on behalf of Summa other than Losses resulting from Summa’s gross negligence, fraud or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, Summit shall not be liable under this Section 5.2 for any consequential or punitive damages.

Section 5.3. Third Party Claims.

(a)  If a Third Party Claim is made against a Summit Indemnified Party or a Summa Indemnified Party (the “Indemnitee”), the Indemnitee shall notify the party providing indemnification (the “Indemnifying Party”), in writing, and in reasonable detail, promptly of the Third Party Claim (and in any event by the date that is fifteen (15) Business Days after receipt by the Indemnitee of written notice of the Third Party Claim), provided, that failure to comply with the foregoing shall not constitute a waiver of the right to indemnification and shall affect the Indemnifying Party’s indemnification obligations only to the extent that it is materially prejudiced by such failure or delay.

(b)  In the event and to the extent of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(c)  Summit and Summa shall cooperate as may reasonably be required in connection with the investigation, defense and settlement of any Third Party Claim, including using its respective commercially reasonable efforts to make available to the other Party, upon written request, their former and then current directors, officers, employees and agents and those of their subsidiaries as witnesses and any records or other documents within its control or which it otherwise has the ability to make available, to the extent that (i) any such Person, records or other documents may reasonably be required in connection with such defense, settlement or compromise and (ii) making such Person, records or other documents so available would not constitute a waiver of the attorney-client privilege of Summa or Summit, as the case may be.

(d)  The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 5.4. Survival. The Parties’ obligations under this Article V shall survive the termination of this Agreement.

Section 5.5. DISCLAIMERS. SUMMIT (ON BEHALF OF ITSELF AND ITS AFFILIATES) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 2.2 AND ARTICLE III OR IN ANY TRANSACTION DOCUMENT, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE INTELLECTUAL PROPERTY RIGHTS LICENSED PURSUANT TO THIS AGREEMENT AND THE SERVICES ARE FURNISHED “AS IS”, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, QUALITY, USEFULNESS, COMMERCIAL UTILITY, ADEQUACY, OR COMPLIANCE WITH ANY LAW, DOMESTIC OR FOREIGN, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

Article VI
COOPERATION; CONFIDENTIALITY; TITLE

Section 6.1. Services Cooperation. Each Party shall use commercially reasonable efforts to cooperate with the other Party in all matters relating to the provision and receipt of the Services. Such cooperation shall include, but not be limited to, exchanging information, providing electronic access to systems used in connection with the Services, performing true-ups and adjustments and obtaining all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder. Summa and Summit shall maintain reasonable documentation related to the Services and cooperate with each other in making such information available to the other Party as needed.

Section 6.2. Confidentiality. The Receiving Party shall keep confidential from Third Parties the Schedules to this Agreement and all Confidential Information, and shall use such Confidential Information only for the purposes set forth in this Agreement; provided, however, the Receiving Party may disclose Confidential Information of the Disclosing Party: (a) to its Representatives and Affiliates on a need-to-know basis in connection with the performance of the Receiving Party’s obligations under this Agreement; (b) in any report, statement, testimony or other submission to any Governmental Authority having jurisdiction over the Receiving Party; or (c) in order to comply with Applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the Receiving Party in the course of any litigation, investigation or administrative proceeding. In the event that the Receiving Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the Disclosing Party, the Receiving Party (to the extent legally permitted) shall provide the Disclosing Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the Disclosing Party (at the Disclosing Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed. The Receiving Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at the Disclosing Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information. The covenants in this Article VI shall survive any termination of this Agreement for a period of three (3) years from the date such termination becomes effective. The Disclosing Party shall retain all right, title and interest in any Confidential Information that is furnished or otherwise provided, directly or indirectly, to the Receiving Party hereunder, and nothing in this Section 6.2 shall be interpreted to constitute a transfer or assignment of the Disclosing Party’s right, title and interest in any such Confidential Information. Notwithstanding the foregoing, either Party may disclose the terms and conditions of this Agreement in connection with a public filing made by such Party that is required to be made by Applicable Law; provided that, such Party shall (a) only be permitted to disclose the terms and conditions of this Agreement to the extent required by such Applicable Law and (b) redact or otherwise omit any commercially-sensitive terms in connection with such disclosure.

Section 6.3. Internal Use; Title, Copies, Return. Except to the extent inconsistent with the express terms of the Transaction Agreement, any Transaction Document other than this Agreement and Section 2.5, each Party hereby agrees that:

(a)  title to all systems used in performing any Service provided hereunder shall remain with the Party providing such Service or its Third Party vendors; and

(b)  to the extent the provision of any Service involves pre-existing Intellectual Property Rights, including without limitation software programs or patented or copyrighted material, or material constituting trade secrets, the recipient of such Service shall not in any way alter any of such material, or otherwise use such material in a manner inconsistent with the terms and provisions of this Agreement, without the express written consent of the Party providing such Service; and upon the termination of any Service, the recipient of such Service shall return to the Party providing such Service, as soon as practicable, any equipment or other property of the Party providing such Service relating to such Service which is owned or leased by the Party providing such Service and is or was in its possession or control.

Section 6.4. SOX Control. Summa hereby agrees that, notwithstanding anything to the contrary in this Agreement, Summa shall complete the documentation of ANAC's internal controls over financial reporting environment using the Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and that such environment should be documented, tested and operating effectively no later than June 30, 2024, such that the auditor of the ANAC Group will be able to provide Summit with an Internal Controls Over Financial Reporting audit opinion showing no defects in connection with Summit 's 2024 consolidated audit of the ANAC Group.

Article VII
TERM

Section 7.1. Duration.

(a)  Except as provided in Section 5.4, Section 6.2, Section 7.2, Section 7.3, Section 7.4 and Section 7.5, the term of this Agreement shall commence on the date hereof (the “Commencement Date”) and shall continue in full force and effect until the earlier of (i) the last Service end date specified in Schedule A, unless otherwise mutually agreed by the Parties, and (ii) the earlier termination of all Services in accordance with Section 4.5 or Section 7.1(b) (“Scheduled Termination Date”). Not less than thirty (30) calendar days prior to the Scheduled Termination Date for each Service identified as “ERP Services” or ERP on Schedule A, Summit may request the extension of (and Summa shall extend) the Scheduled Termination Date for such Service up to six (6) months; provided that (A) Summa shall not be required to extend any such Service more than four (4) times and (B) Summit must provide sixty (60) calendar days’ notice prior to the second, third and fourth extensions of such Service. Not less than thirty (30) calendar days prior to the Scheduled Termination Date for each Services identified as “Business Process Outsourcing Services” (“BPO”) or “Other IT Services” (“IT”) on Schedule A, Summit may request the extension of (and Summa shall extend) the Scheduled Termination Date for such Service up to three (3) months; provided that Summa shall not be required to extend any such Service more than four (4) times.

(b)  Summit may terminate one or more of the Services it receives, in whole or in part, at any time after the Service end date specified in Schedule A, and for any reason, by providing not less than (i) with respect to Services identified as “ERP Services” or “ERP” on Schedule A, ninety (90) calendar days’ prior written notice to Summa, provided that the ERP Services may not terminate prior to the date that is twenty four (24) months following the Commencement Date, (ii) with respect to Services identified as “Other IT Services” or “IT” on Schedule A, ninety (90) calendar days’ prior written notice to Summa (unless such Services are provided by a Third Party, in which case, the Service may only be terminated pursuant to the agreement entered into with the Third Party provider), provided that the IT Services may not terminate prior to the date that is twelve (12) months following the Commencement Date , and (iii) with respect to Services identified as “Business Process Outsourcing Services” or “BPO” on Schedule A, thirty (30) calendar days’ prior written notice to Summa, provided that the Business Process Outsourcing Services may not terminate prior to the date that is six (6) months following the Commencement Date. At the end of such notice period (or such shorter period as may be agreed by the Parties), Summa shall discontinue the provision of the Services specified in such notice and any such Services shall be excluded from this Agreement, Schedule A shall be deemed to be amended accordingly, and this Agreement shall be deemed to be terminated with respect to such Service. The Parties agree that if Summit requests the early termination of a Service pursuant to this Section 7.1(b), then the Parties will discuss in good faith what costs Summa would incur in connection with such early termination and Summit will agree to bear the reasonable and documented costs that Summa would incur in connection with such early termination.

Section 7.2. Early Termination by Summit. Summit may terminate this Agreement by giving written notice to Summa under the following circumstances:

(a)  if Summa shall default in the performance of any of its material obligations under this Agreement, and such default or breach shall continue and not be remedied for a period of thirty (30) calendar days after Summit has given written notice to Summa specifying such default and requiring it to be remedied; or

(b)  if a Bankruptcy Event has occurred with respect to Summa.

Section 7.3. Early Termination by Summa. Summa may terminate this Agreement by giving written notice to Summit under the following circumstances:

(a)  if Summit shall default in the performance of any of its material obligations under this Agreement and such default or breach shall continue and not be remedied for a period of thirty (30) calendar days after Summa has given written notice to Summit specifying such default and requiring it to be remedied; or

(b)  if a Bankruptcy Event has occurred with respect to Summit.

Section 7.4. Suspension Due to Force Majeure. The obligations of the Parties under the Agreement with respect to any Service will be suspended during the period and to the extent that a Party (or its Affiliates or Third Party providers, as applicable) is prevented or hindered from providing such Service, or a Party is prevented or hindered from receiving such Service, due to any of the following causes beyond such Party’s reasonable control (such causes, “Force Majeure Events”): (a) acts of God; (b) storm, earthquake, flood, fire or explosion; (c) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, invasion, riot or other civil unrest; (d) government orders or Applicable Law; (e) embargoes or blockades; (f) action by any Governmental Authority; (g) international, national or regional emergency; (h) shortage of adequate power, raw materials or transportation facilities; (i) strikes, labor stoppages, slowdowns or disputes or other industrial disturbances; (j) global health conditions, including any epidemic, pandemic or disease outbreak; or (k) any other event which is beyond the reasonable control of such Party; provided that the Party so affected will (i) notify the other Party in writing promptly upon the onset of any Force Majeure Event, (ii) use commercially reasonable efforts to mitigate the effect of any Force Majeure Event and, in the case of Summa, find a replacement service for any impacted Services and (iii) notify the other Party in writing promptly upon the termination of any Force Majeure Event. In the event that Summa is unable to provide any Service due to a Force Majeure Event, the Service Period for any Service suspended due to such Force Majeure Event will be extended for the duration of the suspension, and Summit will be relieved of its obligation to pay for any such Service to the extent not provided during the continuation of a Force Majeure Event.

Section 7.5. Consequences of Termination. In the event this Agreement expires or is terminated in accordance with this Article VII, then (a) all Services to be provided will promptly cease and (b) each of Summit and Summa shall honor all credits and make any accrued and unpaid payment to the other Party as required pursuant to the terms of this Agreement, and no rights already accrued hereunder shall be affected.

Article VIII
RECORDS; DATA OWNERSHIP; Data Security

Section 8.1. Records Retention. Until three (3) years following the applicable Scheduled Termination Date, or for such additional time as required by any Applicable Law or regulation and as timely notified of such requirement in writing by either Party to the other, each Party shall use commercially reasonable efforts to keep electronic copies of the information reasonably necessary to verify the accuracy of the Service Charges required to be paid by the other Party pursuant to this Agreement.

Section 8.2. Audit Rights. From the Commencement Date until three (3) years following the applicable Service Termination Date, or for such additional time as required by any Applicable Law or regulation, Summa will use commercially reasonable efforts to keep electronic copies of the information reasonably necessary to verify the accuracy of the Service Charges. No more than three (3) times per year during the term of this Agreement, Summa will grant Summit and its employees, auditors and advisers or other agents (in each case, who have executed confidentiality agreements with respect to any audit conducted pursuant to this Section 8.2) access to Summa’s books, records, documents, data files or other information, and, during normal business hours with reasonable prior written notice, to Summa’s premises (including information technology systems) and employees, in each case, as is reasonably necessary for Summit to review or audit any document, information or matter relating to the Service Charges, provided, that Summit may have access to the information described above one (1) additional time per year during the term of this Agreement, in the same terms as described in this Section 8.2, at Summit’s own cost. The Parties acknowledge and agree that Summit shall in no event have direct access to Summa’s ERP system and Summa will provide summarized information to Summit related to the ERP system at Summa’s sole discretion.

Section 8.3. Data Ownership. As between the Parties, (a) Summit shall be the sole and exclusive owner of all data and databases (including Personal Information and any other sensitive, confidential or regulated data, including with respect to Summit’s customers, employees, suppliers, vendors and other third parties) created or generated by (i) Summit, or (ii) on behalf of Summit by Summa or any of its Affiliates under this Agreement to the extent such data is exclusively related to Summit’s business (such data, the “Summit Data”), and (b) Summa shall be the sole and exclusive owner of all other such data created or generated by Summa under this Agreement (excluding, for the avoidance of doubt, Summit Data), in each case of (a) and (b), except as otherwise expressly set forth, and subject to any licenses that may be granted in Schedule A. Any Intellectual Property Rights in or to such data shall be included in the licenses granted under Section 2.5(a), as applicable.

Section 8.4. Data Security. To the extent that the Disclosing Party shares any Confidential Information that constitutes Personal Information with the Receiving Party in connection with the provision or receipt of any Services under this Agreement (such data, the “Shared PII”), the Receiving Party shall comply with all applicable federal, state, local and international laws, regulations and directives governing the collection, use, storage, processing, transmission, transfer, disclosure or protection of such Shared PII (“Applicable Privacy Laws”) and shall as promptly as practicable notify the Disclosing Party if the Receiving Party reasonably believes that processing any such Shared PII as contemplated by this Agreement would violate any Applicable Privacy Law. The Receiving Party shall process any Shared PII only as instructed by the Disclosing Party as required in connection with the Receiving Party’s provision or receipt of the applicable Services or as otherwise required by Applicable Privacy Laws, and shall not sell or process such Shared PII (as each such term is defined under Applicable Privacy Laws) for any other purpose. The Receiving Party shall limit access to any Shared PII to only those personnel who need to know such Shared PII in connection with the Receiving Party’s provision or receipt of the applicable Services. The Receiving Party shall ensure that all personnel so authorized to process the Shared PII have agreed to maintain the confidentiality of such Shared PII. The Receiving Party shall implement reasonable administrative, physical, technical and organizational measures designed to protect the Shared PII from any unauthorized access to or acquisition, disclosure, disposal, loss or processing of such Shared PII (each, an “Information Security Incident”). The Receiving Party shall provide a written notice to the Disclosing Party without undue delay, and in any event within 36 hours (or, if earlier, as otherwise required, or reasonably necessary to comply with, Applicable Privacy Laws), following the discovery of any Information Security Incident and shall use commercially reasonable efforts to assist the Disclosing Party in the investigation, notification (including to government, governing organizations, payment card processors, and consumers), mitigation, and remediation of such Information Security Incident. The Receiving Party shall assist the Disclosing Party in fulfilling its obligations to respond to data subjects’ requests for exercising their rights under Applicable Privacy Laws and shall make available all information reasonably necessary to demonstrate compliance with Applicable Privacy Laws. The Parties agree to enter into any further privacy or data security agreements as required to comply with Applicable Privacy Laws.

Article IX
DISPUTE RESOLUTION

Section 9.1. Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (collectively, “Agreement Disputes”), the Party claiming such Agreement Dispute shall give written notice to the other Party’s Program Manager setting forth the Agreement Dispute and a brief description thereof (a “Dispute Notice”) pursuant to the terms of the notice provisions of Article X hereof. Within ten (10) Business Days after delivery of a Dispute Notice, the Party receiving a Dispute Notice will submit a written response. Within five (5) Business Days of the delivery of such response, the Program Managers shall meet and confer at a mutually acceptable time and thereafter shall work for a reasonable period of time to settle such Agreement Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed twenty (20) Business Days from the time of receipt by a Party of a Dispute Notice or fifteen (15) Business Days after delivery of a response. If the Parties are unable to resolve an Agreement Dispute, such Agreement Dispute shall be resolved in accordance with Section 11.17 of this Agreement.

Article X
NOTICES

All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be emailed, hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To Summa:

Summa Servicios Corporativos Integrales S.A.S.

[***]

[***]

Attention: [***]

E-mail: [***]

To Summit:

Summit Materials, Inc.

[***]

[***]

Attention: [***]

Email: [***]

Article XI
MISCELLANEOUS

Section 11.1. Taxes. Notwithstanding any other provision of this Agreement, each Party shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amount as the it is required to deduct and withhold with respect to the making of such payment under Applicable Law. Any withheld amounts shall be paid over to the appropriate taxing authority and treated for all purposes of this Agreement as having been paid to the party in respect of which such withholding was made. Each Party shall make commercially reasonable efforts to reduce or eliminate any such required withholding and to facilitate the receipt of tax refunds, tax credits or similar tax benefits in respect of any such withholding.

Section 11.2. Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any Third Party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any Third Parties.

Section 11.3. Complete Agreement; Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.

Section 11.4. Other Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Transaction Agreement or the other Transaction Documents.

Section 11.5. Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement may be executed and delivered by electronic means, including “.pdf” or “.tiff” files, and any electronic signature shall constitute an original for all purposes.

Section 11.6. Waivers and Consents. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent.

Section 11.7. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by a duly authorized representative of each of the Parties.

Section 11.8. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that a Party may assign its rights under this Agreement to a wholly owned Subsidiary without the consent of the other Party. The Party that assigns this Agreement shall in all cases remain responsible for all of its obligations hereunder.

Section 11.9. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 11.10. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Transaction Document (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article V).

Section 11.11. AML/CFT SCMS. (a) Either Party may unilaterally and immediately terminate this Agreement, in the event that the other Party is: (i) included in asset laundering and terrorism financing control lists managed by any national or foreign authority, such as the list of the OFAC - Office of Foreign Assets Control issued by the United States Department of the Treasury, the lists of the United Nations Organization, as well as any other public list related with asset laundering and terrorism financing; or (ii) prosecuted by the competent authorities in any type of legal process related with the commission of the aforesaid crimes. Each Party hereby irrevocably authorizes the other Party to request information in such lists and/or similar lists. Seller shall have no right to receive any payment under this Agreement if any of the conditions set forth in (i) or (ii) are met.

(b)   Each Party represents and warrants to the other Party that: (i) the resources, funds, assets or goods related to its business have been legally obtained and are not connected to money laundering or any of its related crimes; and (ii) the resources, funds, assets or goods related to its business shall not be used to finance terrorism or any other criminal activities pursuant to the Applicable Laws of its jurisdiction or incorporation or the places where it conducts its business. Each Party further agrees to comply with the requirements of the Anti-Money Laundering and Combating the Financing of Terrorism Self-Control and Management System - AML/CFT SCMS policy defined by Cementos, which requires the delivery of applicable supporting documents and annual updates of its information.

Section 11.12. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the effective Commencement Date.

Section 11.13. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 11.14. Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.15. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 11.16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction.

Section 11.17. Consent to Jurisdiction.

(a)  The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or if no such federal court accepts jurisdiction then any other state court within the State of Delaware) (the “Delaware Courts”), so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware.

(b)  Process in any such action may be served on either Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Article X shall be deemed effective service of process on such Party.

Section 11.18. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.19. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.20. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.21. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 11.22. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of Section 5.1 or Section 5.2).

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on behalf of the Parties as of the date first herein above written.

SUMMA SERVICIOS CORPORATIVOS INTEGRALES S.A.S.

By:	/s/ Martha Delgado
	Name:	Martha Delgado
	Title:	Legal Representative

SUMMIT MATERIALS, INC.

By:	/s/ Christopher B. Gaskill
	Name:	Christopher B. Gaskill
	Title:	EVP, Chief Legal Officer & Secretary

[Signature Page to Support Services Agreement]